Exhibit 99.1

SERVICENOW NAMES JOHN DONAHOE PRESIDENT AND CEO

Current President, CEO and Chairman of the Board, Frank Slootman to Remain as Chairman

SANTA CLARA, Calif. – February 27, 2017 – ServiceNow (NYSE: NOW), the enterprise cloud company, today announced that its Board of Directors has named John Donahoe President and CEO. Donahoe was formerly President and Chief Executive Officer of eBay Inc. Current President, CEO and Chairman of the Board, Frank Slootman will continue as Chairman upon stepping down from his management role on April 3, 2017.

“John is a highly capable and proven CEO, uniquely suited to lead ServiceNow in its next phase of growth and we are thrilled that the Board’s search for my successor has resulted in John joining the Company,” said Mr. Slootman who has led ServiceNow for the past six years. “John’s extensive track record of creating value, driving innovation and scaling a large technology organization will be critical as we continue to move ServiceNow up the enterprise value chain. Our goal going forward is to not just serve the IT executive ably, but to help CEOs solve their most pressing issues, and there is nobody better to help us get there than John.”

Mr. Donahoe has over 30 years of management experience. During his tenure as CEO of eBay, revenues more than doubled to $18 billion, and eBay’s market value increased 250% to $80 billion. Prior to joining eBay in 2005, Mr. Donahoe spent more than 20 years at Bain & Company, a leading worldwide consulting firm. He began his career at Bain & Company and eventually rose to become Chief Executive Officer.

“I am honored to lead ServiceNow,” said Mr. Donahoe. “Frank has done a tremendous job building the Company into the fastest growing enterprise software company in the world. ServiceNow is extremely well positioned to expand its leadership in the years ahead. Working alongside Frank and the Board, the management team and I intend to capitalize on our opportunities to drive growth and create value for our customers, partners, shareholders and employees.”

Mr. Slootman added, “It has been a privilege to lead ServiceNow as CEO for the past six years – I am proud of our talented team and all that we have achieved together. With a strong global network of customers and partners, expansive offering of cloud-based enterprise services, and over $1 billion in revenue, I am confident that we are making this transition from a position of strength. I look forward to continuing to serve as Chairman and supporting John as he takes the Company into its next phase of growth and success.”

Mr. Donahoe currently serves as Chairman of the Board at PayPal, the leading digital payments company. He served as President and CEO of eBay Inc. from 2008 to 2015, where he oversaw the eBay, PayPal and eBay Enterprise businesses. eBay and PayPal were early innovators in mobile commerce and payments, enabling almost 20% of global digital commerce. He received a Bachelor of Arts in Economics from Dartmouth College and an MBA from the Stanford Graduate School of Business. He serves on the Board of Directors for PayPal, Nike and Intel Corp. Additionally, Mr. Donahoe serves on the Board of The Bridgespan Group, a nonprofit advisor and resource for mission-driven organizations and philanthropists.

Mr. Donahoe and Mr. Slootman will present at the Morgan Stanley Technology, Media and Telecom Conference in San Francisco on Wednesday, March 1 at 8:00 am PT. Individuals may access the live webcast of the presentation here. The webcast will be accessible in the investor relations section of the ServiceNow website at http://investors.servicenow.com and be archived on the ServiceNow site for a period of 30 days.

About ServiceNow

ServiceNow is changing the way people work. With a service orientation toward the activities, tasks and processes that make up day to day work life, we help the modern enterprise operate faster and be more scalable than ever before. Customers use our service model to define, structure and automate the flow of work, removing dependencies on email and spreadsheets to transform the delivery and management of services for the enterprise. ServiceNow enables service management for every department in the enterprise including IT, human resources, facilities, field service and more. We deliver a ‘lights out, light speed’ experience through our enterprise cloud – built to manage everything as a service. To find out how, visit www.servicenow.com.

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Contacts

Media Contact:

Paul Kranhold/Meghan Gavigan, 415-618-8750

Sard Verbinnen & Co.

Investor Contact:

ir@servicenow.com